Exhibit 99.1

First Quarter 2016 Fixed Income Release

Denver, Colorado May 9, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ("Q1") ended March 31, 2016 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the March 31, 2016 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2016, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of March 31, 2016.

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Investing for Growth: Strong Q1 Organic RGU Additions of 93,000

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Executing our Value Strategy, Including Successful Implementation of Q1 Price Increases to Underpin our Financial Growth in 2016

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Continued Competitive Environment Impacting RGU Performance

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52,000 RGU Additions in Q1 While Price Increases Landed Successfully

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Robust Financial Results including 13% YoY Segment OCF Growth

Virgin Media Reports Preliminary Q1 2016 Results

Investing for Growth: Strong Q1 Organic RGU Additions of 93,000
Rebased Revenue and Segment OCF Growth of 4% in Q1
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering market-leading ultrafast broadband, video and fixed-line telephony services to 5.6 million cable customers and mobile services to 3.0 million mobile subscribers.

Operating and financial highlights*:

•	Organic net customer[1] additions of 48,000 in Q1 2016 compared to 5,000 in Q1 2015

◦	Delivered a record 55,000 net customer additions in the U.K., supported by record low churn[2]

•	Q1 organic RGU[3] additions increased significantly to 93,000, compared to 16,000 in prior-year period

◦	Superior bundles and U.K. new build driving improved YoY RGU performance across our portfolio, as evidenced by 67,000 internet[4] and 44,000 fixed-line telephony[5] additions in Q1

◦	U.K. RGU additions of 110,000 represents our best Q1 growth since 2010

•	Improved growth in postpaid mobile additions to 47,000 in Q1, compared to 19,000 in Q1 2015

•	Product enhancements in Q4 2015, including our U.K. speed boost and addition of Replay TV in Ireland, underpin our Q1 2016 price increases

◦	Continued improvement in customer churn trend with YoY reduction in the U.K. and Ireland

◦	Q1 customer churn of 14.1% compared to 14.5% in Q1 2015; record low U.K. churn of 14.0%

•	On-track to add more than 500,000 Project Lightning premises in the U.K. during 2016

◦	Added 70,000 Lightning premises in Q1

◦	Announced at least 25% of our Lightning build will be fibre-to-the-premises ("FTTP")

◦	Build cost per home, penetrations and ARPU[6] in-line with business plan

•	Investing for growth; targeted investments to enhance customer offer and drive sales

◦	Broadband speed leadership: 300 Mbps launch for Small Office / Home Office ("SOHO") in the U.K. and new 360 Mbps top speed tier for customers in Ireland during Q1

◦	Enhancing our TV platform in the U.K.:

*	Added new on-demand programming in Q1

*	Working on further improvements to user-interface in the second half of 2016

*	Preparing to launch new set-top box platform

◦	Sales & marketing: increased brand and sales activity supporting Project Lightning and SOHO

•	Rebased[7] revenue growth of 4% for Q1 to £1,178 million

•	Q1 rebased Segment OCF[8] growth of 4% to £520 million and Segment OCF margin[9] of 44.2%

•	Operating income of £89 million in Q1 2016 as compared to £97 million in Q1 2015

•	Property and equipment additions[10] as a percentage of revenue increased by 160 basis points to 22% in Q1 due to a higher level of new build

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.11

Operating Statistics Summary

	As of and for the three months ended March 31,
	2016			2015
CABLE	U.K.	Ireland	Combined	U.K.	Ireland	Combined

Footprint
Homes Passed[12]	12,978,000	836,200	13,814,200	12,660,600	825,800	13,486,400
Two-way Homes Passed[13]	12,960,800	775,500	13,736,300	12,632,500	757,100	13,389,600

Subscribers (RGUs)[3]
Basic Video[14]	—	30,900	30,900	—	37,500	37,500
Enhanced Video[15]	3,719,800	301,700	4,021,500	3,749,000	321,500	4,070,500
Total Video	3,719,800	332,600	4,052,400	3,749,000	359,000	4,108,000
Internet[4]	4,765,300	367,700	5,133,000	4,563,700	365,800	4,929,500
Telephony[5]	4,357,300	355,200	4,712,500	4,223,800	349,600	4,573,400
Total RGUs	12,842,400	1,055,500	13,897,900	12,536,500	1,074,400	13,610,900

Q1 Organic RGU Net Additions (Losses)
Basic Video	—	(1,200)	(1,200)	—	(2,600)	(2,600)
Enhanced Video	(7,200)	(9,500)	(16,700)	(11,300)	(11,700)	(23,000)
Total Video	(7,200)	(10,700)	(17,900)	(11,300)	(14,300)	(25,600)
Internet	70,400	(3,500)	66,900	27,100	2,400	29,500
Telephony	46,800	(2,900)	43,900	7,200	5,300	12,500
Total organic RGU net additions (losses)	110,000	(17,100)	92,900	23,000	(6,600)	16,400

Customer Relationships
Customer Relationships[1]	5,170,100	468,200	5,638,300	5,026,300	484,300	5,510,600
Q1 Organic Customer Relationship net additions (losses)	54,900	(7,000)	47,900	9,800	(4,500)	5,300

RGUs per Customer Relationship	2.48	2.25	2.46	2.49	2.22	2.47
Q1 Monthly ARPU per Customer Relationship[6]	£49.82	€55.00	£49.20	£49.25	€53.27	£48.35

Customer Bundling
Single-Play	16.1%	21.8%	16.6%	16.5%	28.7%	17.6%
Double-Play	19.4%	31.0%	20.4%	17.6%	27.3%	18.5%
Triple-Play	64.5%	47.2%	63.0%	65.9%	44.0%	63.9%

Fixed-mobile Convergence[16]	20.7%	2.0%	19.2%	20.8%	n/a	20.8%

MOBILE

Mobile Subscribers[17]
Postpaid	2,304,300	10,500	2,314,800	2,128,200	—	2,128,200
Prepaid	693,100	—	693,100	879,100	—	879,100
Total Mobile subscribers	2,997,400	10,500	3,007,900	3,007,300	—	3,007,300

Q1 Postpaid net additions	43,700	2,900	46,600	18,800	—	18,800
Q1 Prepaid net losses	(62,700)	—	(62,700)	(64,500)	—	(64,500)
Total organic Mobile net additions (losses)	(19,000)	2,900	(16,100)	(45,700)	—	(45,700)

Q1 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	£11.90	€11.49	£11.89	£12.80	n/a	£12.80
Including interconnect revenue	£13.69	€17.90	£13.69	£14.77	n/a	£14.77

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2016, and 2015.

	Three months ended March 31,		Rebased Change
	2016	2015
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£828.6	£803.1	3.0%
Mobile	107.6	116.3	(7.5%)
Total subscription revenue	936.2	919.4	1.7%
Business revenue	163.2	156.2	4.4%
Other revenue	78.5	54.2	33.1%
Total revenue	£1,177.9	£1,129.8	3.7%
Geographic revenue
U.K.	£1,102.5	£1,064.2	3.9%
Ireland	£75.4	£65.6	1.4%
Segment OCF
Segment OCF	£520.2	£504.0	3.6%
Share-based compensation expense	(6.4)	(10.7)
Related-party fees and allocations, net	(24.7)	(19.1)
Depreciation and amortisation	(396.8)	(381.9)
Impairment, restructuring and other operating items, net	(3.2)	5.1
Operating income	£89.1	£97.4

Segment OCF as a percentage of revenue	44.2%	44.6%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2016	2015
	in millions, except % amounts

Customer premises equipment	£76.0	£78.5
Scalable infrastructure	46.5	45.3
Line extensions	53.3	28.0
Upgrade/rebuild	19.4	19.6
Support capital	62.2	58.2
Property and equipment additions	257.4	229.6
Assets acquired under capital-related vendor financing arrangements	(112.1)	(61.8)
Assets acquired under capital leases	(7.4)	(12.1)
Changes in liabilities related to capital expenditures	7.1	(2.6)
Total capital expenditures[19]	£145.0	£153.1

Property and equipment additions as a percentage of revenue	21.9%	20.3%

Subscriber Statistics

Our first quarter RGU and customer additions showed continued momentum as we delivered significant year-over-year growth. Our 48,000 organic customer additions in Q1 compare with 5,000 in the corresponding prior-year period. Our record customer growth in the U.K. has contributed to our 144,000 net customer additions over the last twelve months, helped by a continued reduction in churn. U.K. and Ireland churn decreased from 14.5% in Q1 2015 to 14.1% in Q1 2016 and over the same period ARPU increased to £49.20, up 1.5% on an FX-neutral20 basis.

RGU performance improved across each of our four products year-over-year, with growth coming from our existing cable footprint and new build homes added as part of Project Lightning. Strong demand has been driven by our winter marketing campaigns, which highlighted our broadband speed leadership. We added 93,000 RGUs on an organic basis in Q1, 77,000 higher than the 16,000 RGU additions in Q1 2015. We more than doubled our internet additions to 67,000, more than tripled our fixed-line telephony additions to 44,000 and reduced our video attrition by 8,000 to 18,000 compared to the corresponding prior-year period. Demand for faster broadband speeds and our next-generation TiVo and Horizon TV video services remain robust. Our ultrafast speeds of 100 Mbps and higher are now taken by nearly half of our 5.1 million broadband subscribers, up from 36% in Q1 2015. Total subscriptions to TiVo in the U.K. and Horizon in Ireland increased by 81,000 in Q1 and now represent 78% of our enhanced video RGUs.

Turning to our mobile business, postpaid subscriber additions of 47,000 in Q1 2016 more than doubled the prior-period result. The success of our Freestyle21 mobile proposition in the U.K., the continued popularity of our SIM-only contracts and 3,000 additions in Ireland following our mobile launch in Q4 2015 were the key contributors. Our overall mobile base declined by 16,000 in Q1, as growth in higher-value postpaid subscriptions was offset by an expected reduction in our prepaid base. This decline represents an improvement from the 46,000 loss in Q1 2015.

In our business division, we launched a new marketing campaign during the quarter centred on our 300 Mbps broadband service for small businesses and home office workers. Our TechCity proposition, which offers dedicated fibre connections to high-tech business hubs in major cities, also boosted sales during the quarter. This proposition was launched in London and Manchester during 2015 and during Q1 was extended to Birmingham. There are plans to launch in other U.K. cities throughout the year. An important driver of success in the business segment is brand awareness. We hope to further increase this awareness through the launch of "Voom 2016", a high profile entrepreneurs competition across the U.K. and Ireland inviting start-ups and small and medium businesses to pitch their business ideas to Sir Richard Branson for a share of a £1 million prize.

From a new build perspective, Project Lightning is a key source of customer growth for us in the U.K. We have already released approximately 330,000 premises since the programme launched in 2015. We are on-track to add over 500,000 premises in 2016, which would take our total Lightning homes released to over 750,000 by the end of the year. During Q1, we launched a new initiative to further stimulate interest and awareness of our new build programme. Our "super-charging local communities challenge" invites communities to rally together to register their interest for our services. We will prioritise build based on the level of interest received. Demand remains strong and we are continuing to work closely with our partners to ensure a smooth and efficient process from planning through build, sales and installation.

Financial Summary

Total revenue increased by 4% on a rebased basis to £1,178 million in Q1, as compared to the corresponding prior-year period. This increase was attributable to the net benefit from (i) higher cable subscription revenue, primarily due to subscriber growth and an improvement in ARPU per RGU, (ii) an increase in other revenue, primarily as a result of a £19 million benefit from higher mobile handset sales pursuant to our Freestyle proposition, (iii) lower mobile subscription revenue, primarily due to a £14 million reduction from the introduction of Freestyle in the U.K., and (iv) higher business revenue, primarily in the U.K. due to an increase in underlying data volumes, higher amortisation of deferred upfront fees on B2B22 contracts and higher equipment sales. These factors were partially offset by lower voice revenue.

Segment OCF increased by 4% on a rebased basis to £520 million in Q1, as compared to the first quarter of 2015. Selective investments in key customer growth areas including programming spend, mobile handsets and customer marketing increased costs during the period. As a result, our Q1 consolidated Segment OCF margin of 44.2% was slightly lower than the corresponding prior-year period.

Property and equipment additions increased by £28 million or 12% in Q1 to £257 million. This increase has been primarily driven by Project Lightning costs of approximately £45 million in Q1, which includes direct build costs, technology investments and customer premises equipment and related installation costs. As a percentage of revenue, property and equipment additions increased to 22% in Q1 compared to 20% in the corresponding prior-year period. Total property and equipment additions are expected to increase as we increase new build activity throughout 2016.

Debt, Capital Lease Obligations and Cash and Cash Equivalents

At March 31, 2016, our fully-swapped third-party debt borrowing cost23 was 5.2% and the average tenor of our third-party debt was approximately seven and a half years.

Total third-party debt increased by £389 million during Q1 2016, primarily due to an increase in bank debt. Based on the results for Q1 2016, and subject to the completion of our Q1 2016 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.56x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.50x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. We had maximum undrawn commitments of £299 million at March 31, 2016. When the March 31, 2016 compliance reporting requirements have been completed and assuming no changes from March 31, 2016 borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn.

On April 26, 2016, we issued $750 million (£521 million) in aggregate principal amount of 5.5% senior secured notes due 2026. The proceeds were used to repay amounts drawn against our revolving credit facility and for general corporate purposes.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt and its capital lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2016		2015
	Borrowing currency	£ equivalent
Senior Credit Facility:
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	£100.0	£100.0
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	849.4	849.4
Term Loan F (LIBOR + 2.75%) due 2023	$1,855.0	1,288.7	1,259.0
Term Loan G (EURIBOR + 3.00%) due 2022	€75.0	59.3	—
Term Loan H (EURIBOR + 3.75%) due 2021	€25.0	19.8	—
£675.0 million (equivalent) Revolving Credit Facility (LIBOR + 2.75%) due 2021		375.6	147.5
Total Senior Credit Facility		2,692.8	2,355.9

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	628.4	628.4
5.375% USD Senior Secured Notes due 2021	$900.0	625.3	610.8
5.25% USD Senior Secured Notes due 2021	$447.9	311.1	304.0
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	295.3	288.5
5.25% USD Senior Secured Notes due 2026	$1,000.0	694.7	678.7
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		5,156.8	5,112.4

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	82.4	80.5
5.25% USD Senior Notes due 2022	$95.0	66.0	64.5
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	368.2	359.7
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	347.4	339.4
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	363.7	339.3
5.75% USD Senior Notes due 2025	$400.0	277.9	271.5
Total Senior Notes		2,099.7	2,049.0

6.50% USD Convertible Senior Notes due 2016	$54.8	38.0	37.2
Vendor financing		436.0	513.4
Other debt		39.6	—
Capital lease obligations		102.4	108.2
Total third-party debt and capital lease obligations		10,565.3	10,176.1
Unamortised premiums, discounts and deferred financing costs, net[34]		(72.9)	(72.8)
Total carrying amount of third-party debt and capital lease obligations		10,492.4	10,103.3
Less: cash and cash equivalents		188.2	20.2
Net carrying amount of third-party debt and capital lease obligations[24]		£10,304.2	£10,083.1

Exchange rate (€ to £)		1.2647	1.3559
Exchange rate ($ to £)		1.4394	1.4734

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Unitymedia Reports Preliminary Q1 2016 Results

Executing our Value Strategy, Including Successful Implementation of Q1 Price Increases to Underpin our Financial Growth in 2016
New Spring Campaign Launched to Drive Higher-Tier Bundles
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television, internet, fixed-line telephony and mobile services, under our "Unitymedia" brand to 7.1 million customers.

Operating and financial highlights*:

•	Continued focus on our value strategy delivered 24,000 RGU[3] additions in Q1 2016, as compared to 29,000 RGU additions in the prior-year period

◦	RGU additions in both periods impacted by expected churn[2] related to price increases that affected over 4 million customers[1] in Q1 and approximately 1 million customers in Q1 2015

◦	Q1 2016 net additions supported by solid broadband[4] sales, of which half related to tiers with speeds of 120 Mbps or higher

◦	Added 40,000 broadband internet and 26,000 fixed-line telephony[5] RGUs in Q1 2016

◦	Higher video attrition mainly driven by the net impact of an 11% basic video price increase in our single dwelling unit ("SDU") segment and gains in our multi-dwelling unit ("MDU") segment

•	Horizon TV base increased by 26,000 to 485,000, or 7.5% of our total video subscriber base

•	Announced analog TV switch-off by June 30, 2017, beginning with the removal of four analog channels in April 2016. Total high definition ("HD") channels to be increased to over 80 in May

•	Seamless WiFi offer to be launched in the summer, offering compelling out-of-home broadband coverage with access to an expected 1.5 million WifiSpots by year-end

•	Initiated "Highspeed Weeks" spring promotion in early April, which extends the discounted promotional period for all new double- and triple-play bundles with speeds of 120 Mbps or higher

◦	Quarterly RGU additions expected to increase from current levels during remainder of 2016

•	New build activities in Q1 mainly focused on setting up team and preparing systems and processes

◦
Expanded our marketable base by over 30,000 in Q1 through upgrades and new builds, with the 2016 target remaining at 200,000. The majority of the construction is expected to occur in the second half of the year

•	Revenue increased 4% and Adjusted Segment EBITDA[25] increased 4% in Q1

•	Net loss of €7 million in Q1, as compared to a net loss of €42.5 million in prior-year period

•	Property, equipment and intangible asset additions[10] were 25% of revenue in Q1

* The financial figures contained in this release are prepared in accordance with EU-IFRS26. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP11. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2016	2015

Footprint
Homes Passed[12]	12,783,000	12,722,400
Two-way Homes Passed[13]	12,600,800	12,415,800

Subscribers (RGUs)[3]
Basic Video[14]	4,949,700	5,131,500
Enhanced Video[15]	1,509,000	1,393,400
Total Video	6,458,700	6,524,900

Internet[4]	3,146,200	2,931,000
Telephony[5]	2,937,400	2,775,100
Total RGUs	12,542,300	12,231,000

Q1 Organic RGU Net Additions (Losses)
Basic Video	(54,100)	(65,500)
Enhanced Video	11,900	32,500
Total Video	(42,200)	(33,000)

Internet	40,000	34,600
Telephony	25,800	27,100
Total organic RGU net additions	23,600	28,700

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	23.4%	21.4%
Internet as % of Two-way Homes Passed[28]	25.0%	23.6%
Telephony as % of Two-way Homes Passed[28]	23.3%	22.4%

Customer Relationships
Customer Relationships[1]	7,137,100	7,111,600
RGUs per Customer Relationship	1.76	1.72
Q1 Monthly ARPU per Customer Relationship[6]	€23.68	€22.63

Customer Bundling
Single-Play	56.8%	59.4%
Double-Play	10.7%	9.3%
Triple-Play	32.5%	31.3%

Mobile Subscribers[17]
Total Mobile subscribers	357,300	322,700
Q1 organic Mobile net additions	1,800	12,900

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2016 and 2015 (in millions, except % amounts).

	Three months ended March 31,
	2016	2015	Change
		revised[35]

Revenue	€555.3	€534.4	3.9%

Adjusted Segment EBITDA	€343.8	€330.4	4.1%

Depreciation and amortization	(213.4)	(189.5)
Impairment, restructuring and other operating items, net	1.1	(0.3)
Share-based compensation expense	(1.7)	(1.0)
Related-party fees and allocations	(36.8)	(33.4)
Earnings before interest and taxes ("EBIT")	93.0	106.2

Net financial and other expense	(90.2)	(144.7)
Income tax expense	(9.9)	(4.0)
Net loss	€(7.1)	€(42.5)

Adjusted Segment EBITDA as % of revenue	61.9%	61.8%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2016	2015
	in millions, except % amounts

Customer premises equipment	€29.8	€34.7
Scalable infrastructure	19.0	17.9
Line extensions/new build	7.9	11.5
Upgrade/rebuild	41.0	40.0
Support capital	7.5	10.2
Capitalized subscriber acquisition costs	22.2	21.4
Software and licenses	10.0	12.3
Property, equipment and intangible asset additions	137.4	148.0

Assets acquired under capital-related vendor financing arrangements	(36.5)	(39.5)
Changes in liabilities related to capital expenditures	(11.2)	7.5
Total capital expenditures[19]	€89.7	€116.0

Property, equipment and intangible asset additions as % of revenue	24.7%	27.7%

Subscriber Statistics

Similar to 2015, we continue to pursue a value-focused strategy. We increased price points for certain of our products and bundles in Q1, which were supported by ongoing network investments and product improvements, such as implementing four times faster broadband speeds than the incumbent and incremental features for our Horizon TV platform. In Q1 2016, we implemented price increases in our SDU and MDU video base and in less than 10% of our broadband internet base. Our Q1 2016 RGU performance of 24,000 was in line with the 29,000 RGU additions in the prior-year period, as both periods were adversely impacted by higher churn resulting from price hikes.

Our video attrition of 42,000 RGUs in Q1 was 9,000 higher than our video losses in the prior-year period, mainly driven by higher churn and lower sales in the SDU segment as a result of the 11% video price increase to our basic cable product for SDUs to €20.99. This elevated churn was in line with our expectations and we expect the contribution from this price increase to support our financial growth throughout 2016. The Q1 SDU attrition was partially offset by gains in our MDU segment, where we added RGUs through a new agreement with a professional operator (level 4). In April, we announced the elimination of our analog video offering by June 30, 2017. We estimate that around 85% of our video customers already watch digital today, either via our unencrypted digital basic offering or via our enhanced video services.

Subscribers to our next-generation video platform, Horizon TV, increased by 26,000 to 485,000 in Q1, representing 7.5% penetration of our total video base. Our Horizon Go app with in- and out-of-home video capabilities was further enriched by providing Google Chromecast and Apple Airplay compatibility, allowing our customers to experience Horizon on second TV sets/screens at no incremental cost. Take-up rates for Maxdome, the subscription-based video-on-demand service ("SVoD"), remained strong while our HD offering from commercial broadcasters added approximately 40,000 subscribers in Q1.

On the broadband front, internet RGUs grew by 40,000 during Q1, an increase from 35,000 in Q1 2015, as fewer customers were impacted by broadband price increases this year as compared to last year. Fixed-line telephony RGUs grew by 26,000 in Q1, in line with the prior-year period. In April, we launched a new campaign called "Highspeed Weeks" with attractive discounts for our higher tier double-play and triple-play offerings. Our core triple-play offer that includes 120 Mbps internet speeds, unlimited fixed voice and Horizon TV with 90 channels (including 37 in HD) plus SVoD from Maxdome and out-of-home capabilities via Horizon Go, is now priced at a €10 discount to the regular price point during the minimum contract duration. To further increase the value of our bundles, we announced plans to offer 1.5 million WifiSpots by year-end, with the first WifiSpots to be made available to our customers this summer. In combination with the over 1,000 public hot spots that we have previously launched in 100 cities across our footprint, these WifiSpots, which are located at our customers' homes, will help provide seamless connectivity at no incremental cost to most of our broadband subscribers.
Regarding our new build efforts, we have implemented a few test projects for SDUs in certain under-served broadband coverage areas in NRW and have seen strong initial demand, aiming pre-registration levels of 30-50% before we begin construction. In terms of our overall build activity to extend our marketable base, we focused on setting up the team, the IT platform and processes that will better enable a more targeted new build and related go-to-market approach. In Q1, we expanded our marketable base by over 30,000. For 2016, we remain committed to expanding our marketable base by 200,000, with the majority of building activities expected to occur in the second half of the year.

Financial Summary

Revenue for the three months ended March 31, 2016, increased 4% to €555 million, as compared to the corresponding prior-year period. This growth was primarily attributable to the net effect of (i) higher cable subscription revenue, driven by an increase in subscribers and an increase in ARPU per RGU6, and (ii) lower revenue due to legislative changes that reduced the late fee we can charge to customers.

Our Adjusted Segment EBITDA increased 4% in Q1 on a year-over-year basis. The increase was primarily due to the previously mentioned revenue drivers and is net of the impact of higher programming and copyright expenses due to an increase in certain premium content and growth in the number of enhanced video subscribers.

Our property, equipment and intangible asset additions were €137 million, or 25% of revenue, in Q1 2016, as compared to €148 million, or 28%, in Q1 2015. The lower spend was primarily attributable to lower spend on customer premises equipment, largely due to reduced Horizon TV sales, and lower line extensions.

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	March 31,		December 31,
	2016		2015
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80.0 million Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2020		€—	€—
€420.0 million Senior Revolving Credit Facility (EURIBOR+2.75%) due 2020		—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€526.5	526.5	585.0
5.125% EUR Senior Secured Notes due 2023	€405.0	405.0	450.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	878.6	920.3
5.625% EUR Senior Secured Notes due 2023	€280.0	280.0	280.0
5.750% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	483.3	506.2
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,373.4	5,541.5

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	790.8	828.3
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,490.8	1,528.3

Vendor financing		132.4	130.8
Finance lease obligations		5.0	5.0
Accrued third-party interest, net of transaction costs		30.3	105.7
Total carrying amount of third-party debt and finance lease obligations		7,031.9	7,311.3

Less:
Cash and cash equivalents		2.5	2.0
Restricted cash used to repay debt in January 2016		—	108.2
Net carrying amount of third-party debt and finance lease obligations[24]		€7,029.4	€7,201.1

Exchange rate ($ to €)		1.1381	1.0866
At March 31, 2016, our fully-swapped third-party debt borrowing cost23 was 4.8%. The average tenor of our third-party debt was nearly 9 years.
Based on the results for Q1 2016 and subject to the completion of our Q1 2016 compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.78x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.82x, each as calculated in accordance with our most restrictive covenants. As of March 31, 2016, we had maximum undrawn commitments of €500 million. When the March 31, 2016 compliance reporting requirements have been completed and assuming no changes from March 31, 2016 borrowing levels, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

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Ziggo Reports Preliminary Q1 2016 Results

Continued Competitive Environment Impacting RGU Performance
Strong Traction Of Horizon TV With 100,000 New Subscribers in Q1
Broadband Speeds Increased to 300 Mbps; Launched New WiFi Router
Ziggo Group Holding B.V. ("Ziggo") is a leading provider of entertainment, information and communication services in the Netherlands through innovative television, internet, telephony and mobile services. At March 31, 2016, we provided 9.7 million service subscriptions to our 4.0 million customers.

Operating and financial highlights*:

•	Q1 net loss of 40,000 RGUs[3] in a challenging competitive environment, representing an improvement of 7,000 RGUs year-over-year as a result of lower churn[2]

◦	Q1 broadband[4] RGU adds of 8,000 supported by campaigns focused on our speed advantage

◦	Lower RGU attrition in video and telephony[5], both sequentially and year-over-year

◦	Customer[1] churn in Q1 at lowest level since Q3 '14, reflecting the impact of our quality program

•	Integration on track; continuing to target run-rate synergies of €250mm by year-end 2018

•	In Q1, Horizon TV surpassed 100,000 new subscribers for the third consecutive quarter to reach a base of 807,000; boosting our Horizon TV penetration to 20% of our total video base

◦	Replay TV used by nearly 70% of our Horizon TV subscriber base; popular functionality expanded to all 4.0 million video subscribers in April via our multi-screen app, Horizon Go

◦	Horizon Go active user base grew by 466,000 users year-over-year to 753,000 in Q1

◦	Launched new Horizon TV apps for Ziggo Sport and Twitter

•	Further expanded our speed leadership in the Dutch residential market with 150 Mbps broadband in our core offering, 2.5x times faster than the incumbent's standard offering

◦	Introduced top broadband speed of 300 Mbps nationally for residential customers in early May

◦	Launched new WiFi "Connect Box" router with state-of-the-art WiFi technology

•	Added 10,000 new mobile subscribers[17] in Q1, increasing our total base to 197,000

◦	Added 200 minutes to our mid-tier mobile bundle and 2GB of data to our family mobile bundle

•	New campaign for Small Office / Home Office ("SOHO") supported Q1 business revenue growth

◦	Driven by successful video and data propositions and enhanced customer service levels

•	ARPU[6] per customer increased 1.1% year-over-year to €44.88 in Q1

•	Rebased[7] revenue decreased 3% to €607 million in Q1

•	Rebased Segment OCF[8] grew 3% in Q1 to €334 million

•	Operating income was €51.9 million in Q1, as compared to €9.3 million in prior-year period

•	Property and equipment additions[10] were 21% of revenue in Q1, versus 17% in Q1 2015

* The financial figures contained in this release are prepared in accordance with U.S. GAAP11.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2016	2015

Footprint
Homes Passed[12]	7,036,700	6,993,600
Two-way Homes Passed[13]	7,022,800	6,979,200

Subscribers (RGUs)[3]
Basic Video[14]	736,500	871,800
Enhanced Video[15]	3,307,900	3,368,100
Total Video	4,044,400	4,239,900
Internet[4]	3,108,900	3,076,300
Telephony[5]	2,535,000	2,568,600
Total RGUs	9,688,300	9,884,800

Q1 Organic RGU Net Additions (Losses)
Basic Video	(31,500)	(30,300)
Enhanced Video	(12,600)	(19,200)
Total Video	(44,100)	(49,500)
Internet	7,500	10,300
Telephony	(3,300)	(7,400)
Total organic RGU net losses	(39,900)	(46,600)

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[27]	81.8%	79.4%
Internet as a % of Two-way Homes Passed[28]	44.3%	44.1%
Telephony as a % of Two-way Homes Passed[28]	36.1%	36.8%

Customer Relationships
Customer Relationships[1]	4,046,500	4,241,900
RGUs per Customer Relationship	2.39	2.33
Q1 Monthly ARPU per Customer Relationship[6]	€44.88	€44.39

Customer Bundling
Single-Play	21.8%	25.5%
Double-Play	16.9%	15.9%
Triple-Play	61.3%	58.6%

Mobile Subscribers[17]
Total Mobile subscribers	197,000	158,400
Q1 organic Mobile net additions	10,200	28,900

Q1 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	€11.91	€12.95
Including interconnect revenue	€13.21	€14.47

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2016, and 2015.

	Three months ended March 31,		Rebased
	2016	2015	Change
	in millions, except % amounts
Revenue	€607.2	€627.8	(3.1%)

Segment OCF	€333.5	€325.8	2.7%
Share-based compensation expense	(2.1)	(1.1)
Related-party fees and allocations	(53.0)	(39.6)
Depreciation and amortization	(227.5)	(269.5)
Impairment, restructuring and other operating items, net	1.0	(6.3)
Operating income	€51.9	€9.3

Segment OCF as a percentage of revenue	54.9%	51.9%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2016	2015
	in millions, except % amounts
Customer premises equipment	€66.3	€38.6
Scalable infrastructure	24.2	26.8
Line extensions	13.4	14.5
Upgrade/rebuild	7.5	11.6
Support capital	15.3	16.4
Property and equipment additions	126.7	107.9
Assets acquired under capital-related vendor financing arrangements	(36.3)	(3.9)
Assets acquired under capital leases	—	(2.8)
Changes in liabilities related to capital expenditures	16.9	3.4
Total capital expenditures[19]	€107.3	€104.6

Property and equipment additions as a percentage of revenue	20.9%	17.2%

Subscriber Statistics

During the first quarter of 2016, we continued to operate in a highly competitive environment and lost 40,000 RGUs, as compared to a loss of 47,000 in the corresponding prior-year period. Our improved year-over-year result was mainly attributable to lower churn, as the quality program implemented in the summer of 2015 and the success of Ziggo Sport contributed to our lowest churn rate since Q3 2014. Sales levels were supported by a switching campaign launched in February, but were also impacted by the recent reduction in our promotional discount periods from 6 months to 3 months. In Q1, we implemented further enhancements to our service strategy with the aim of increasing our net promoter score ("NPS") and customer loyalty and, as a result, we have seen a significant sequential decline in customer calls and an improvement in customer service levels, both of which led to improved NPS related to customer service in Q1.

Despite the loss of 44,000 video RGUs during the quarter, our video attrition, predominately related to single-play subscribers, improved both sequentially and as compared to the prior-year period by 5,000 and 7,000, respectively. In addition, we added over 100,000 subscribers to our next-generation TV platform, Horizon TV, which had 807,000 subscribers at March 31, 2016. This represents 20% penetration of our total video base, a figure that has doubled since its introduction to the former Ziggo footprint in April 2015. In addition, the Replay TV functionality on our Horizon TV platform has proven to be a highly attractive feature that is actively being used by over two thirds of our next-generation TV users. For that reason, we made Replay TV available to our 3.2 million non-Horizon TV subscribers, via Horizon Go, our multi-screen TV app. With this enhancement, we look forward to increased Horizon Go usage, which was 23% of our enhanced video customers at March 31, 2016. To further enrich the experience for our Horizon TV subscribers, we launched a new app for our Ziggo Sport channel and partnered with Twitter to integrate their social media app, allowing our customers to access additional content.

On the broadband front, we launched a February sales campaign around Dutch Formula One driver Max Verstappen, which contributed to the 8,000 broadband internet RGU additions during Q1. To further extend our speed leadership, we introduced a new WiFi "Connect Box" modem in March, which provides state-of-the-art WiFi- technology and is capable of delivering our new top speeds throughout the home. In April, we increased the broadband speeds in our core bundles by 30 Mbps and 50 Mbps, resulting in speeds of 150 Mbps and 180 Mbps for our residential and SOHO customers, respectively. As a result, our core speed is now 2.5 times faster than the incumbent's 60 Mbps standard offer. Lastly, in February 2016, Ziggo was voted the best internet provider in the Netherlands by the independent Dutch website Tweakers.net for the sixth time.

Turning to our fixed-line telephony business, we reduced our RGU loss during the quarter to 3,000, as compared to 7,000 in the corresponding prior-year period. On mobile, we added 10,000 subscribers during Q1, bringing our total mobile subscriber count to 197,000. As we continue pursuing a value-based strategy, we added another 200 minutes to our mid-tier mobile product and 2GB of data to our high-tier family mobile bundle. By combining our superior fixed network and high-speed 4G mobile service, our fixed-line customers benefit from a €5 discount on their mobile subscription, which helps drive the take-up of our converged bundles. As a result, the vast majority of our mobile subscribers are also triple-play customers.

With respect to B2B (including SOHO), we launched a new three-month free trial promotion for our SOHO bundles following a successful promotion launched in Q4 2015. Both campaigns delivered solid results and contributed to the expansion of our SOHO business. In Q1 2016, we delivered 16% more SOHO RGU sales, as compared to Q1 2015. This sales performance was also supported by improved customer service at our dedicated B2B desk, which had its best NPS score in 9 months. Furthermore, we extended our business solutions to the small and medium-sized office ("SME") segment, a natural complement to our SOHO business. For our latest SME campaign, we offer a 200 Mbps broadband and voice product at €99 (excluding VAT) and a 500 Mbps broadband package at €119 (excluding VAT), which includes five static IP addresses that can be easily extended with hosted VoiP and a multi-point WiFi solution. Lastly, we secured several new contract wins for large enterprises in the hospitality and health care sector, positioning us for further growth in B2B (including SOHO).

Financial Summary

On a rebased basis, our revenue decreased 3% to €607 million in Q1, as compared to the corresponding prior-year period. This decrease is primarily attributable to the net effect of (i) a decrease in cable subscription revenue, driven by lower average numbers of RGUs and lower ARPU per RGU, (ii) the favorable impact of €2.9 million of nonrecurring revenue recorded during Q1 following the settlement of prior period amounts and (iii) an increase in mobile subscription revenue, primarily attributable to growth in the average numbers of subscribers. Looking ahead, given the lack of recent subscriber growth and the current competitive environment, we expect continued top-line pressure as we progress through 2016.

Our Segment OCF increased 3% to €334 million on a rebased basis in Q1, as compared to the corresponding prior-year period. The increase in Segment OCF was primarily driven by the positive impact of costs recorded in the first quarter of 2015 related to our rebranding and network and product harmonization activities, as well as the benefit of synergies realized during Q1. These positive effects were partly offset by the aforementioned year-over-year revenue decline and increased programming costs, largely related to Ziggo Sport.
Property and equipment additions as a percentage of revenue for Q1 2016 was 21%, as compared to 17% in the prior-year period. The increase in property and equipment additions, as compared to the corresponding prior-year period, was primarily attributable to a €28 million increase in CPE additions, due to the successful launch and growth of Horizon TV in the former Ziggo footprint and launch of our Horizon IP client across the entire footprint. These increases were partly offset by decreases in non-CPE spend related to our network harmonization efforts in the prior-year period.
Strategic combination of Ziggo and Vodafone Netherlands

As previously disclosed on February 15, 2016, certain subsidiaries of Liberty Global and Vodafone Group Plc announced that they have agreed to form a 50:50 joint venture, which will combine Ziggo and Liberty Global's Sport1 premium sports channel, with Vodafone’s mobile businesses in the Netherlands to create a national unified communications provider in the Netherlands with complementary strengths across video, broadband, mobile and B2B services.

Ziggo will be contributed to the Dutch JV together with its outstanding third-party debt, while Liberty Global’s Sport1 premium channel and Vodafone’s business in the Netherlands will be contributed on a debt and cash free basis.
The parties expect to raise additional debt financing at the Dutch JV to increase the Dutch JV’s net leverage ratio to a level that ranges between 4.5 and 5 times EBITDA (as calculated pursuant to Ziggo’s existing financing arrangements) and to make a pro rata distribution of the net proceeds from the additional debt to Liberty Global and Vodafone. The Dutch JV will be required to make regular cash distributions to the shareholders on a pro rata basis equal to the unrestricted cash held by the Dutch JV (subject to the Dutch JV maintaining a minimum amount of cash and complying with the terms of its financing arrangements). As an ongoing operation, it is intended that the Dutch JV will be funded solely from its net cash flow from operations and third-party financing.  This transaction will not trigger any of Ziggo’s requirements under its debt agreements to redeem its outstanding debt pursuant to applicable change in control provisions.
The consummation of the transaction is subject to certain conditions, including competition clearance by the applicable regulatory authority in the European Union. It is anticipated that the transaction will close around the end of 2016. The transaction also includes customary termination rights, including a right of the parties to terminate the transaction if it has not closed by August 15, 2017.

Third-Party Debt, Vendor Financing, Capital Lease Obligations and Cash

The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Ziggo's consolidated third-party debt, capital lease obligations and cash (in millions):

	March 31,		December 31,
	2016		2015
	Borrowing currency	€ equivalent
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$2,350.0	€2,064.8	€2,162.7
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€1,925.0	1,925.0	2,000.0
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€664.2	664.2	689.2
3.75% EUR Senior Secured Proceeds Loan due 2025	€800.0	800.0	800.0
4.625% EUR Senior Proceeds Loan due 2025	€400.0	400.0	400.0
5.875% USD Senior Proceeds Loan due 2025	$400.0	351.5	368.1
€800.0 million Ziggo Revolving Facilities EUR due 2020		—	—
Elimination of the Proceeds Loans in consolidation		(1,551.5)	(1,568.1)
Total Senior Credit Facilities		4,654.0	4,851.9

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2020	€71.7	71.7	71.7
3.75% EUR Senior Secured Notes due 2025	€800.0	800.0	800.0
Total Senior Secured Notes		871.7	871.7

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	743.1	743.1
4.625% EUR Senior Notes due 2025	€400.0	400.0	400.0
5.875% USD Senior Notes due 2025	$400.0	351.5	368.1
Total Senior Notes		1,494.6	1,511.2

Vendor financing		160.0	116.1
Capital lease obligations		0.1	0.2
Total third-party debt and capital lease obligations		7,180.4	7,351.1
Unamortized premiums, discounts and deferred financing costs, net[34]		(2.2)	(3.4)
Total carrying amount of third-party debt and capital lease obligations		7,178.2	7,347.7
Less: cash		3.2	12.8
Net carrying amount of third-party debt and capital lease obligations[24]		€7,175.0	€7,334.9

Exchange rate ($ to €)		1.1381	1.0866

At March 31, 2016, our fully-swapped third-party debt borrowing cost23 was 5.3%. The average tenor of our third-party debt was nearly 7 years.

Based on the results for Q1 2016, and subject to the completion of our Q1 2016 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.85x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.93x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of March 31, 2016, we had maximum undrawn commitments of €800 million. When the March 31, 2016 compliance reporting requirements have been completed and assuming no changes from March 31, 2016 borrowing levels, we anticipate €438 million will be available to be drawn.

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UPC Holding Reports Preliminary Q1 2016 Results
52,000 RGU Additions in Q1 While Price Increases Landed Successfully
Q1 Rebased Segment OCF Increased 4%
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 12.7 million television, broadband and telephony services as of March 31, 2016.

Operating and financial highlights*:

•	Q1 RGU[3] additions of 52,000 were more than double the volume of Q1 last year, driven by the strong performance of our businesses in Central and Eastern Europe ("CEE")

◦	CEE delivered increased RGU volumes benefiting from network expansion

◦	Price increases successfully implemented across all affected markets

◦	Improved video trends in CEE continued in Q1 2016, supported by our next-generation video offerings and expanding footprint, with stable video attrition in Switzerland/Austria

◦	Q1 broadband[4] and telephony[5] RGU additions of 32,000 and 44,000, respectively, driven by CEE, partially offset by losses in Switzerland

•	Enhancing offers with increased Horizon TV functionality and superior broadband speeds

◦	Continued Horizon TV momentum with 63,000 additions in Q1

◦	Increased WifiSpots to 2.6 million access points

•	Added 19,000 mobile subscribers[17] in Q1, of which Switzerland/Austria contributed 12,000

◦	Launched attractive Swiss mobile bundling campaign in March, providing discounts to our broadband customers in Switzerland to drive fixed-mobile convergence

◦	Preparing 4G mobile service launch in Austria later this year

•	Combining UPC Slovakia and UPC Czech Republic organizations, further streamlining our business and the effectiveness of our operations

•	Swiss/Austrian integration remains on track to deliver further synergies

•	Aiming to build around 50,000 new homes in Switzerland/Austria in 2016, which marks acceleration of historical network expansion

•	Expanded our CEE footprint by over 70,000 homes in Q1, mainly driven by new build activity in Poland, Hungary and Romania

•	Rebased[7] revenue growth of 2% in Q1, supported by growth across Switzerland/Austria and CEE

•	Rebased Segment OCF[8] growth of 4% in Q1

◦	Swiss/Austrian operations delivered 8% rebased Segment OCF growth in Q1

◦	CEE Segment OCF declined 3% on a rebased basis, partly impacted by costs related to new build activities

•	Segment property and equipment additions[10] were 17% of revenue in Q1

* The financial figures contained in this release are prepared in accordance with U.S. GAAP11.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2016	2015

Footprint
Homes Passed[12]	12,866,500	12,279,400
Two-way Homes Passed[13]	12,666,500	11,981,500

Subscribers (RGUs)[3]
Basic Video[14]	1,559,800	1,725,300
Enhanced Video[15]	3,598,200	3,471,600
DTH[29]	825,700	780,100
Total Video	5,983,700	5,977,000

Internet[4]	3,980,100	3,784,300
Telephony[5]	2,699,300	2,459,900
Total RGUs	12,663,100	12,221,200

Q1 Organic RGU Net Additions (Losses)
Basic Video	(52,300)	(46,300)
Enhanced Video	32,100	8,100
DTH	(3,700)	(3,200)
Total Video	(23,900)	(41,400)

Internet	31,500	41,700
Telephony	44,100	22,400
Total organic RGU net additions	51,700	22,700

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[27]	69.8%	66.8%
Internet as % of Two-way Homes Passed[28]	31.4%	31.6%
Telephony as % of Two-way Homes Passed[28]	21.3%	20.5%

Customer Relationships
Customer Relationships[1]	6,734,800	6,741,900
RGUs per Customer Relationship	1.88	1.81
Q1 Monthly ARPU per Customer Relationship[6]	€26.67	€26.82

Customer Bundling
Single-Play	46.0%	49.7%
Double-Play	20.0%	19.4%
Triple-Play	34.0%	30.9%

Mobile Subscribers[17]
Total Mobile subscribers	106,100	39,600
Q1 organic Mobile net additions	18,600	8,800

Q1 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	€18.51	€15.78
Including interconnect revenue	€21.49	€17.88

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2016 and 2015.

	Three months ended March 31,		Rebased Change
	2016	2015
	in millions, except % amounts
Revenue
Switzerland/Austria	€392.8	€390.1	2.3%
Central and Eastern Europe	241.1	238.0	2.6%
Total	€633.9	€628.1	2.4%

Segment OCF
Switzerland/Austria	€233.9	€220.9	7.8%
Central and Eastern Europe	100.4	104.9	(2.9)%
Other	(0.4)	—	N.M.
Total Segment OCF	333.9	325.8	4.2%

Share-based compensation expense	(3.6)	(1.8)
Related-party fees and allocations, net	(80.8)	(65.4)
Depreciation and amortization	(135.9)	(143.6)
Impairment, restructuring and other operating items, net	(0.1)	(10.0)
Operating income	€113.5	€105.0

Segment OCF as percentage of revenue	52.7%	51.9%

N.M. - not meaningful

The following table provides details of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2016	2015
	in millions, except % amounts
Customer premises equipment	€58.0	€46.4
Scalable infrastructure	13.2	14.1
Line extensions	17.7	13.1
Upgrade/rebuild	15.8	13.0
Support capital	11.6	9.1
Property and equipment additions	116.3	95.7
Assets acquired under capital-related vendor financing arrangements	(160.6)	(122.3)
Assets contributed by parent company[30]	(2.3)	(4.4)
Assets acquired under capital leases	(2.6)	(0.4)
Changes in current liabilities related to capital expenditures	118.6	56.5
Total capital expenditures[19]	€69.4	€25.1

Regional Property and Equipment Additions
Switzerland/Austria	€52.9	€50.4
Central and Eastern Europe	54.3	43.3
Total segment property and equipment additions	107.2	93.7
Other[31]	9.1	2.0
Total	€116.3	€95.7

Segment property and equipment additions as a percentage of revenue[31]	16.9%	14.9%

Subscriber Statistics

In Q1 2016, we added 52,000 RGUs, as compared to 23,000 in the prior-year period. Consistent with our strategy of balancing price and volume growth, we implemented Q1 price increases in Switzerland and Austria and for a portion of our customers in the CEE region. Our year-over-year improvement in subscriber growth was supported by higher RGU growth in our CEE segment, with 64,000 RGU additions in Q1 of 2016. This result was partially offset by a weaker trend in our Swiss/Austrian segment, which lost 12,000 RGUs during the quarter. While better voice trends helped our Austrian operation add 4,000 RGUs in the quarter, our Swiss operation lost 16,000 RGUs in Q1 2016 due in part to price increases across its video base and portions of its internet base in an intensifying competitive environment. From May 25, 2016 forward, our Swiss operations will operate under the name of UPC and will use the new colorful bloom logo, which we also plan to introduce in Austria later in the year.

On the video front, we reduced our attrition by over 40% year-over-year to 24,000 subscribers, a substantial improvement from 41,000 video RGU losses in Q1 2015. This improved performance was driven by strong trends in CEE, mainly in Poland and Hungary. Our Swiss/Austrian segment lost 20,000 video RGUs in Q1, in-line with our result in the prior-year period. Our next-generation video platform, Horizon TV, continued resonating with our customers, as we added 63,000 next-generation TV subscribers during the first quarter. This result was nearly double last year's performance, largely driven by our business in Poland, which added 37,000 new subscribers. These additions boosted our total Horizon TV subscriber base to 506,000 in Switzerland, Poland and the Czech Republic, while our "Horizon-light" subscriber base increased to over 170,000 in the Czech Republic at the end of Q1 2016. Similar to our region-by-region analog switch-off in Switzerland during 2014 and 2015, we began offering digital-only services in select regions within Austria and expect this to expand into more regions during the rest of the year.

We continue to focus on enhancing the TV experience for our subscribers. In April, for example, we expanded our channel and HD line-up in certain Swiss regions by up to eight TV and 20 radio channels, which now total over 190 TV (of which 124 also in HD) and 200 radio channels. In addition, at the beginning of May, we launched our MyPrime SVoD service as well as our "Horizon Light" product with Replay TV functionality in Slovakia. We expect to also expand our Horizon Light product to more CEE countries during the year.

Moving to broadband, we added 32,000 internet RGUs in Q1, 10,000 fewer than in the prior-year period. The lower additions were mainly attributable to our Swiss operations, where activation fees for our lowest broadband tier have increased and we have implemented price increases for certain of our other internet tiers in an environment where competitors' broadband pricing remained flat during Q1. Our price increases for our broadband internet products are supported by increased speeds. For example, on a year-over-year basis, we increased the average broadband speed in Switzerland by 35% to146 Mbps and doubled the average speed in the Czech Republic to 141 Mbps. To fully support these superior speeds across the entire home, we have introduced in all UPC countries the new "Connect" box, our next-generation WiFi and telephone gateway, and the initial consumer response has been positive.

With regard to our fixed-line telephony products, we doubled our RGU additions year-over-year to 44,000 in the first quarter of 2016, primarily driven by improved results in Romania, Poland, Hungary and Austria. This was partly offset by lower voice additions in Switzerland. Moving to mobile, we added 19,000 subscribers in Q1 to boost our total base to 106,000. Key contributors to this result were solid performances in Switzerland, where, in line with Q4 additions, we added 8,000 new mobile postpaid SIMs, and in Hungary, where we added 7,000 mobile subscribers. In March 2016, we launched a new mobile campaign in Switzerland promoting our mid-tier mobile product for CHF25 (reduced from CHF40) for customers who also subscribe to our broadband services.

We have made great progress on the B2B22 (including SOHO) front in Q1 2016. In Switzerland, we have launched new 500 Mbps "Fiber Power Secure" SME offerings, which offer a superior data connection in a market where the competitors' fiber build-out has been largely focused on residential dwellings. In Q1 2016, B2B (including SOHO) accounted for 10% of UPC's total revenue. We believe we are well positioned to further increase our B2B (including SOHO) market share and drive organic revenue growth.

During 2016, we are planning to connect to our network or upgrade to two-way service approximately 50,000 homes in our Switzerland/Austria operation (which we refer to as our "Autostrada" new build program) and over 600,000 homes in our CEE region. We will initially focus our construction efforts on areas where we believe demand to be the greatest and expect that our RGU additions in 2016 will benefit from these new premises. During Q1, we added over 70,000 homes in CEE, mainly in Poland, Hungary and Romania, and started to also connect certain new premises in Switzerland and Austria. We remain on track to meet the aforementioned targeted homes for 2016.

Financial Summary

On a rebased basis, total revenue increased 2% to €634 million for the three months ended March 31, 2016, as compared to Q1 2015. This increase was driven by 3% rebased growth in our CEE segment and 2% rebased growth in our Swiss/Austrian segment. Key drivers in the CEE region include (i) subscriber growth, primarily in Hungary, Romania and Poland, and (ii) lower ARPU per RGU6 in all CEE countries, excluding our DTH operation. Our rebased revenue growth in Switzerland/Austria was primarily attributable to (a) an increase in cable subscription revenue that was driven by higher ARPU per RGU and (b) growth in our mobile operations.

Rebased Segment OCF increased 4% to €334 million in Q1, as compared to the corresponding prior-year period. Our Q1 results were driven by our Swiss/Austrian segment, which posted rebased Segment OCF growth of 8%, primarily due to (i) the aforementioned revenue increases, (ii) lower network-related costs, (iii) lower marketing spend related to higher spend in Q1 2015 associated with our analog switch-off campaigns and (iv) lower staff-related costs associated with the Swiss/Austria integration. Our CEE segment reported a rebased decline in Segment OCF of 3% in Q1, driven by (a) higher staff-related and sales and marketing costs related to new build activities, (b) higher network-related costs and (c) higher programming costs associated with our enhanced video offerings. These increased costs more than offset the positive revenue drivers mentioned above. Segment OCF margin9 increased to 52.7% in Q1, an expansion of 80 basis points year-over-year, primarily related to the benefits of the Swiss/Austrian integration and the other factors mentioned above.

Segment property and equipment additions were 16.9% of revenue in Q1 2016, as compared to 14.9% in the prior-year period. The increase in P&E spend was mainly related to higher spend for customer premise equipment, in part due to higher video sales in the CEE region, and higher investments in line extensions and upgrade/rebuild activities, largely due to our new build activities in the CEE region.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt and its capital lease obligations and cash and cash equivalents as (in millions):

	March 31,		December 31,
	2016		2015
	Borrowing currency	€ equivalent
Senior Credit Facility
Facility AH (LIBOR + 2.50%) USD due 2021	$1,305.0	€1,146.7	€1,201.0
7.250% USD Facility AC due 2021	$675.0	593.1	621.2
6.875% USD Facility AD due 2022	$675.0	593.1	621.2
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,001.7	1,049.1
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AC, AD, AK and AL in consolidation		(2,787.9)	(2,891.5)
Total Senior Credit Facilities		1,146.7	1,201.0

Senior Secured Notes
7.250% USD Senior Secured Notes due 2021	$675.0	593.1	621.2
6.875% USD Senior Secured Notes due 2022	$675.0	593.1	621.2
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,001.7	1,049.1
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		2,787.9	2,891.5

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	600.0	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	320.7	322.2
Total Senior Notes		1,370.7	1,372.2

Vendor financing		579.1	546.4
Capital lease obligations		24.4	22.7
Total third-party debt and capital lease obligations		5,908.8	6,033.8
Unamortized premiums, discounts and deferred financing costs[34]		(40.0)	(38.4)
Total carrying amount of third-party debt and capital lease obligations		5,868.8	5,995.4
Less: cash and cash equivalents		16.5	139.0
Net carrying amount of third-party debt and capital lease obligations[24]		€5,852.3	€5,856.4

Exchange rate ($ to €)		1.1381	1.0866
Exchange rate (CHF to €)		1.0913	1.0863

At March 31, 2016, our fully-swapped third-party debt borrowing cost23 was 3.9%, down from 4.5% at December 31, 2015. The decrease was largely the result of re-striking various derivatives at lower rates. The average tenor of our third-party debt was over 7 years.

Based on the results for Q1 2016, and subject to the completion of our Q1 2016 compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.33x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.44x, each as calculated in accordance with our most restrictive covenants. As of March 31, 2016, we had maximum undrawn commitments of €990 million. When the March 31, 2016 compliance reporting requirements have been completed and assuming no changes from March 31, 2016 borrowing levels, we anticipate €685 million will be available to be drawn based on our most restrictive debt incurrence covenant.

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VTR Reports Preliminary Q1 2016 Results

Robust Financial Results including 13% YoY Segment OCF Growth
Strongest Quarterly Customer Additions in Three Years
Extending Broadband Speed with 160 Mbps Bundles

VTR Finance B.V. ("VTR") is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers.

Operating and financial highlights*:

•	Delivered 16,000 customer[1] additions in Q1, our strongest quarterly result in three years

•	Improved year-over-year video performance in combination with continued broadband success drove Q1 net additions of 16,000 RGUs[3]

•	Further strengthened our customer proposition during Q1

◦	Enhanced the value of our offers by adding 13 new HD channels

◦	With 63 HD channels and 80 Mbps broadband speed, the “Vive Más” bundle is attracting higher-end customers and improving our tier mix

◦	Increased our top broadband[4] speed to 160 Mbps in February

•	Maintained mobile subscriber[17] base of 132,000 in Q1, a 12% increase from March 2015

•	Commercial launch of B2B strategy in April; provides fresh avenue for growth

•	Revenue growth of 8% year-over-year to CLP 140.2 billion, our best Q1 growth since 2013

◦	Balanced combination of volume and ARPU per RGU[6] growth continued to fuel our top-line

◦	ARPU per customer increased 3% year-over-year to CLP 33,049 in Q1

•	Delivered Segment OCF[8] of CLP 53.5 billion, reflecting year-over-year growth of 13%

•	Operating income of CLP 27.6 billion in Q1, an increase of 25% year-over-year

•	Property and equipment additions[10] as a percentage of revenue increased to 26% in Q1 2016, reflecting higher construction activity than in Q1 2015

◦	Remain on track to connect or upgrade over 125,000 new homes in full-year 2016

•	Strong credit profile with an average cost of debt[23] of 6.5% and tenure of nearly eight years

◦	Consolidated Net Leverage Ratio[32] of 3.92x at March 31, 2016

* The financial figures contained in this release are prepared in accordance with U.S. GAAP11.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2016	2015

Footprint
Homes Passed [12]	3,081,000	2,985,800
Two-way Homes Passed [13]	2,568,300	2,467,000

Subscribers (RGUs)[3]
Basic Video[14]	90,200	106,100
Enhanced Video[15]	940,200	902,300
Total Video	1,030,400	1,008,400

Internet[4]	1,026,400	954,900
Telephony[5]	678,400	701,600
Total RGUs	2,735,200	2,664,900

Q1 Organic RGU Net Additions (Losses)
Basic Video	(3,600)	(5,500)
Enhanced Video	8,000	400
Total Video	4,400	(5,100)

Internet	23,300	22,900
Telephony	(11,500)	7,800
Total organic RGU net additions	16,200	25,600

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	91.2%	89.5%
Internet as % of Two-way Homes Passed[28]	40.0%	38.7%
Telephony as % of Two-way Homes Passed[28]	26.4%	28.4%

Customer Relationships
Customer Relationships[1]	1,279,700	1,237,900
RGUs per Customer Relationship	2.14	2.15
Q1 Monthly ARPU per Customer Relationship[6]	CLP 33,049	CLP 32,210

Customer Bundling
Single-Play	30.8%	31.2%
Double-Play	24.6%	22.2%
Triple-Play	44.6%	46.6%

Mobile Subscribers[17]
Postpaid	122,100	104,700
Prepaid	9,900	12,800
Total Mobile subscribers	132,000	117,500

Q1 Postpaid net additions	1,000	14,000
Q1 Prepaid net losses	(1,000)	(7,000)
Total organic Mobile net additions	—	7,000

Q1 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	CLP 15,714	CLP 14,784
Including interconnect revenue	CLP 17,382	CLP 16,245

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2016 and 2015.

	Three months ended March 31,
	2016	2015	Change
	CLP in billions, except % amounts
Revenue	140.2	130.3	7.6%

Segment OCF	53.5	47.4	12.9%
Share-based compensation expense	(0.4)	(0.1)
Related-party fees and allocations	(3.1)	(1.2)
Depreciation and amortization	(22.0)	(23.0)
Impairment, restructuring and other operating items, net	(0.4)	(1.1)
Operating income	27.6	22.0

Segment OCF as a percentage of revenue	38.2%	36.4%

Property and equipment additions	36.7	25.3

Property and equipment additions as a percentage of revenue	26.2%	19.4%

Subscriber Statistics

VTR delivered a strong start to 2016 in terms of customer growth as we added 16,000 organic customers in the quarter, our best quarterly result in three years. On the subscriber front, we added 16,000 RGUs, as improvements in our video and broadband additions were partially offset by weakness in our voice product. Starting with video, we delivered 4,000 RGU additions, a substantial increase from our results in Q1 2015. This performance was due in part to the continued success of our “Vive Más” bundles, featuring our market leading HD channel line-up. With 13 new HD channels added in Q1, we remain the leader in Chile, offering the most HD channels of any fixed-line provider. Looking ahead to the second half of 2016, we are preparing for the introduction of Horizon TV, our next-generation video platform.

During the quarter, we delivered 23,000 broadband subscriber additions and increased our top broadband speed to 160 Mbps. We continue to see increased demand for our superior broadband speeds, as evidenced by 50% of our sales being realized in the 80 Mbps or higher range in Q1 2016. Rounding out our triple-play performance, we lost 12,000 fixed-line telephony RGUs in the quarter, partly due to customers migrating from triple-play bundles to double-play broadband and video bundles. In Q1, we bolstered our voice offering by including 300 free minutes of fixed-to-mobile calls, an increase from the 100 minutes previously included in our bundles.
In terms of mobile subscribers, we maintained a subscriber base of 132,000 as of the end of Q1 2016. During the quarter, our 1,000 postpaid mobile additions were offset by 1,000 low-margin prepaid mobile losses. Our Q1 2016 results represented a modest improvement versus our Q4 2015 performance despite the on-going competitive landscape that has resulted from the emergence of an aggressive, low-priced competitor in the second half of 2015. We expect that the Chilean mobile market will remain highly competitive for the foreseeable future.

Finally in terms of our B2B division, we orchestrated a commercial launch of our new B2B strategy in April and expect this division to be a fresh avenue for growth in Chile over the coming years.

Financial Summary

For the three months ended March 31, 2016, our revenue increased 8% to CLP 140.2 billion, as compared to the corresponding prior-year period. This increase was primarily attributable to increases in (i) cable subscription revenue, driven by an increase in ARPU per RGU and growth in subscribers, and (ii) mobile subscription revenue, driven by growth in mobile subscribers and higher mobile ARPU18, primarily resulting from an increased proportion of postpaid subscribers. The revenue increase for the three months ended March 31, 2016, as compared to the first quarter of 2015, includes adjustments to reflect the retroactive application of tariff reductions on ancillary services and fixed-line termination rates. These adjustments had a net favorable impact on our Q1 2016 revenue growth of CLP 0.8 billion, including (a) an increase in revenue due to the impact of a CLP 2.2 billion unfavorable adjustment recorded in Q1 2015 and (b) a decrease in revenue due to the impact of a CLP 1.4 billion unfavorable adjustment recorded in Q1 2016.

Our Segment OCF increased 13% to CLP 53.5 billion for the three months ended March 31, 2016, as compared to the corresponding prior-year period. This result was primarily due to the aforementioned revenue drivers and operational leverage, as the increase in revenue significantly exceeded the increases in programming and other costs. Additionally, our results for Q1 2016 were adversely impacted by certain costs denominated in U.S. dollars and a CLP 1.0 billion nonrecurring adjustment recorded in Q1 2015 related to a reduction in access tariffs. The average value of the Chilean peso depreciated 12% relative to the U.S. dollar during Q1 2016, as compared to the corresponding period in 2015. We estimate that the impact of this non-functional currency spend reduced our Segment OCF by approximately CLP 0.6 billion.

For the three months ended March 31, 2016, we reported property and equipment ("P&E") additions of 26% of revenue (CLP 36.7 billion), an increase from 19% (CLP 25.3 billion) in the corresponding prior-year period. This increase is primarily attributable to new build and upgrade projects as well as an increase in CPE-related costs and support capital. Our P&E additions in the first quarter of 2015 were impacted by the timing of several significant shipments of equipment that were received in Q4 2014, resulting in lower than normal quarterly P&E additions in Q1 2015.

During Q1 2015, we began applying hedge accounting to mitigate a portion of our foreign currency exchange rate risk with respect to our programming contracts that are denominated in U.S. dollars. Accordingly, the increase in our programming costs during Q1 was not significantly impacted by non-functional currency spend.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

March 31,			December 31,
2016			2015
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	934.8	992.0
$160.0 million VTR USD Credit Facility due 2020		—	—
CLP 22,000.0 million VTR CLP Credit Facility due 2019		—	—
Capital lease obligations		0.2	0.2
Total third-party debt and capital lease obligations		935.0	992.2
Deferred financing costs[34]		(16.1)	(14.5)
Total carrying amount of third-party debt and capital lease obligations		918.9	977.7
Less: cash and cash equivalents		87.2	89.8
Net carrying amount of third-party debt and capital lease obligations[24]		831.7	887.9

Exchange rate (CLP to $)		667.8	708.6

At March 31, 2016, our fully-swapped third-party debt borrowing cost23 was 6.5%, in-line with December 31, 2015. The average tenor of our third-party debt was nearly eight years.

Based on the results for Q1 2016, and subject to the completion of our Q1 2016 compliance reporting requirements, our Consolidated Net Leverage Ratio32 was 3.92x, calculated in accordance with the indenture governing the senior secured notes. As of March 31, 2016, we had maximum undrawn commitments of $160 million (CLP 107 billion) and CLP 22 billion. When the March 31, 2016 compliance reporting requirements have been completed and assuming no changes from March 31, 2016 borrowing levels, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expected RGU additions; property and equipment additions as a percentage of revenue; the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including higher broadband speed rollouts, expansion and launches of next-generation video services, set-top boxes, user interfaces, new channels (including phase-out of analog channels), 4G and WiFi spots; our mobile and B2B strategies and marketing efforts; plans and expectations relating to new build and network extension opportunities, including estimated number of homes to be built out and the costs associated therewith; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of reorganizations and integrations, including synergies; the pending joint venture in the Netherlands and the anticipated benefits, costs and synergies in connection therewith; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Aimee Baxter	+1 646 561 3512
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Youssef Eddini	+31 88 717 5459

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Stefan Halters	+49 221 84 62 5162	Johannes Fuxjaeger	+49 221 84 62 5110

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at March 31, 2016. In addition, we served seven million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — March 31, 2016
					Video
	Homes Passed(12)	Two-way Homes Passed(13)	Customer Relationships(1)	Total RGUs(3)	Basic Video Subscribers(14)	Enhanced Video Subscribers(15)	DTH Subscribers(29)	Total Video	Internet Subscribers(4)	Telephony Subscribers(5)

Operating Data
Switzerland[33]	2,197,400	2,196,900	1,314,400	2,516,900	601,000	668,000	—	1,269,000	747,100	500,800
Austria	1,375,100	1,375,100	651,200	1,382,400	133,100	362,300	—	495,400	488,400	398,600
Poland	2,998,900	2,933,300	1,437,200	2,871,900	232,100	970,000	—	1,202,100	1,064,800	605,000
Hungary	1,644,900	1,627,400	1,102,500	2,095,500	158,900	493,700	293,200	945,800	598,800	550,900
Romania	2,684,000	2,622,600	1,245,100	2,150,700	282,200	606,700	345,600	1,234,500	500,600	415,600
Czech Republic	1,425,100	1,391,800	710,700	1,203,600	118,600	354,500	117,600	590,700	456,500	156,400
Slovakia	541,100	519,400	273,700	442,100	33,900	143,000	69,300	246,200	123,900	72,000
Total UPC Holding	12,866,500	12,666,500	6,734,800	12,663,100	1,559,800	3,598,200	825,700	5,983,700	3,980,100	2,699,300

United Kingdom	12,978,000	12,960,800	5,170,100	12,842,400	—	3,719,800	—	3,719,800	4,765,300	4,357,300
Ireland	836,200	775,500	468,200	1,055,500	30,900	301,700	—	332,600	367,700	355,200
Total Virgin Media	13,814,200	13,736,300	5,638,300	13,897,900	30,900	4,021,500	—	4,052,400	5,133,000	4,712,500

Subscriber Variance
Switzerland	2,300	2,300	(37,000)	(50,300)	(18,600)	(14,700)	—	(33,300)	(12,800)	(4,200)
Austria	2,800	2,800	(3,400)	3,800	(6,100)	(1,000)	—	(7,100)	3,600	7,300
Poland	27,600	30,300	(4,400)	24,200	(8,600)	7,800	—	(800)	12,400	12,600
Hungary	20,800	20,600	8,000	34,400	(11,200)	15,100	3,800	7,700	10,600	16,100
Romania	36,400	42,800	1,800	23,200	(8,400)	13,500	(5,000)	100	11,800	11,300
Czech Republic	3,300	3,300	(9,600)	(3,000)	11,300	(6,900)	(2,500)	1,900	—	(4,900)
Slovakia	1,600	1,900	(2,500)	(300)	(2,600)	(1,100)	—	(3,700)	400	3,000
Total UPC Holding	94,800	104,000	(47,100)	32,000	(44,200)	12,700	(3,700)	(35,200)	26,000	41,200

United Kingdom	69,500	69,500	54,900	110,000	—	(7,200)	—	(7,200)	70,400	46,800
Ireland	1,900	3,500	(7,000)	(17,100)	(1,200)	(9,500)	—	(10,700)	(3,500)	(2,900)
Total Virgin Media	71,400	73,000	47,900	92,900	(1,200)	(16,700)	—	(17,900)	66,900	43,900

Q1 2016 Adjustments
Q1 2016 Adjustments - Switzerland	—	—	(23,700)	(34,500)	—	(20,500)	—	(20,500)	(10,600)	(3,400)
Q1 2016 Acquisitions - Romania	16,400	16,400	9,900	12,600	7,800	300	—	8,100	4,500	—
Q1 2016 Acquisition - Hungary	—	—	1,100	2,200	300	800	—	1,100	600	500

Footnotes

[1]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[2]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[3]
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[4]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 51,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 100,400 subscribers who have requested and received this service.

[5]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 39,500 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 61,200 subscribers who have requested and received this service.

[6]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship.

[7]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three months ended March 31, 2015 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of a small entity acquired during 2015 in our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and Segment OCF of such entity is included in our results for the three months ended March 31, 2016, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of a small entity acquired during 2015 in our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and Segment OCF of such entity is included in our results for the three months ended March 31, 2016, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of (a) our "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015 and (b) our Irish MMDS (as defined below) customer base from our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three months ended March 31, 2016, (iv) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the three months ended March 31, 2016 and (v) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three months ended March 31, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2016. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated May 9, 2016, Liberty Global Reports First Quarter 2016 Results.

[8]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described below, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[9]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[10]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[11]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[12]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands (see below) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[13]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[14]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 143,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[15]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

[16]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[17]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[18]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[19]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[20]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[21]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[22]
Business-to-business ("B2B") revenue includes revenue from business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. B2B revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £3 million of the rebased increase to Virgin Media's B2B revenue for the three months ended March 31, 2016.

[23]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease or finance lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[24]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[25]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described above, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[26]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[27]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[28]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total Two-way Homes Passed.

[29]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[30]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[31]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue.

[32]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[33]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2016, Switzerland’s partner networks account for 139,200 Customer Relationships, 285,600 RGUs, 105,400 Enhanced Video Subscribers, 106,700 Internet Subscribers, and 73,500 Telephony Subscribers.

[34]
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Accordingly, for all periods presented herein, deferred financing costs are reflected as a reduction of debt.

[35]
The amounts reported by Unitymedia for revenue, EBIT, income tax expense and net loss for the quarter ended March 31, 2015 have been retrospectively revised from the amounts originally reported for the quarter ended March 31, 2015. As discussed in Unitymedia’s Summary of Significant Accounting Policies in its Annual Report for the year ended December 31, 2015, when free or discounted service periods are offered to customers in relation to a subscription service, Unitymedia recognizes the total amount of billable revenue that it expects to receive from customers in equal monthly installments over the term of the contract provided that Unitymedia has the enforceable and contractual right to deliver services to the customer after the promotional period. Unitymedia recently discovered an error in the computation used to recognize this revenue on an equalized monthly basis. This error had a continuing impact for the remainder of 2015 and Unitymedia will retrospectively revise its 2015 results as it reports each comparative period in its quarterly and annual 2016 financial information. The following quantifies the impact of this error on Unitymedia’s revenue, EBIT and net earnings (loss) for each quarter and in total for 2015:

	Revenue	EBIT	Net earnings (loss)
	in millions
Q1 2015:
As previously reported	€538.3	€110.1	€(39.9)
Revision	(3.9)	(3.9)	(2.6)
As retrospectively revised	€534.4	€106.2	€(42.5)
Q2 2015:
As previously reported	€537.7	€109.8	€(1.1)
Revision	(3.1)	(3.1)	(2.1)
As retrospectively revised	€534.6	€106.7	€(3.2)
Q3 2015:
As previously reported	€542.2	€101.8	€19.5
Revision	(0.7)	(0.7)	(0.5)
As retrospectively revised	€541.5	€101.1	€19.0
Q4 2015:
As previously reported	€554.1	€111.9	€(4.9)
Revision	(0.4)	(0.4)	(0.3)
As retrospectively revised	€553.7	€111.5	€(5.2)
Year ended December 31, 2015:
As previously reported	€2,172.3	€433.6	€(26.4)
Revision	(8.1)	(8.1)	(5.5)
As retrospectively revised	€2,164.2	€425.5	€(31.9)

Additional General Notes:

Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,200 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability, of our network up to the street cabinet with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.